Exhibit 21.1

                              List of Subsidiaries



         1.       USA Bridge Construction of N.Y., Inc.
                  State of Incorporation:  New York
                  Name(s) under which does business:          None

         2.       Worldwide Construction Limited
                  Country of Incorporation:  British Virgin Islands
                  Name(s) under which does business:          None

         3.       USA Bridge Construction Corp. (Maryland)
                  State of Incorporation:  Delaware
                  Ceased operations in November 1996

         4.       One Carnegie Court Associates, Inc.
                  State of Incorporation:  Maryland
                  Ceased operations in August 1997